EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Stone Energy Corporation for the registration of $225,000,000 of Senior Floating Rate Notes and to the incorporation by reference therein of our reports dated February 23, 2007, with respect to the consolidated financial statements of Stone Energy Corporation, Stone Energy Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Stone Energy Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New Orleans, Louisiana
June 15, 2007